Exhibit 10.35

[The First Marblehead Corporation Letterhead]

April 9, 2004

Mr. Andrew Hawley

[Address intentionally omitted]

Dear Andy:

First Marblehead is pleased to offer you the position of President of First Marblehead Education Resources.  This position reports to the President of FMC.  You will be responsible for managing the operational activities of FMER substantially as described in the attached document produced by Egon Zehnder International.  We can work out a suitable starting date based on your transition requirements.

Your compensation will include direct annual cash compensation of $400,000, paid on a semi-monthly basis.  In addition, you will be eligible for a bonus of up to 30% of your base salary.  The amount of bonus is based on individual and corporate performance.  Your performance will be reviewed at the end of a three-month probationary period and then at regular annual intervals.  You will receive a grant of 15,000 shares of restricted stock.  Details of this grant will be provided as soon as they are available.  In the event of termination without cause, you will be entitled to continuation of salary and benefits for the six (6) months immediately following your termination date.  Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.

Jo-Ann Burnham, our VP of Administration, is available to discuss the details of our benefits program.  In a nutshell, you will be immediately eligible to enroll in our Group Medical Insurance, our Group Dental Plan, our Group Life Plan (two times salary), and our Long Term Disability Plan.  For each of these, all costs are born by the firm and you are eligible for coverage on the first day of employment.  Ms. Burnham can also fill you in on other benefits, such as our non-contributory 401K Plan, which has proven to be an outstanding method of saving for the future.  We offer accrual of vacation up to fifteen days and eight paid holidays per year.

As a condition of hire, First Marblehead requires that all employees sign a Non-Disclosure letter.  Due to the nature of our business, this offer is contingent on satisfactory results of a credit check the company runs on prospective employees to make sure they are not in default on any student loans.

On behalf of everyone at First Marblehead, I want you to know how pleased we are at the prospect of having you join us to help build First Marblehead into a national powerhouse.  Welcome aboard.

Sincerely,

/s/ Ralph M. James

Ralph M. James
President

Accepted:	/s/ Andrew Hawley	Date: April 9, 2004